Exhibit 99.2

FOR IMMEDIATE RELEASE

RCS Capital Corporation Reports Preliminary Second Quarter 2014 Operating Highlights and Sets

Earnings Release Date

Gross Equity Sales Increase 56% over First Quarter 2014 to $2.5 Billion

Retail Advice Assets Under Administration Increase $5.5 Billion Over Prior Quarter, excluding Investor’s Capital

Second Quarter Highlights include Results from Five Acquisitions Closed During the Period: Cetera Financial Group, J.P. Turner, Summit Financial Group, First Allied, and Hatteras

NEW YORK, July 1, 2014 -- RCS Capital Corporation (“RCAP”) (NYSE: RCAP), announced today preliminary operating results for the second quarter 2014. RCAP also announced that it will release its second quarter financial results on Thursday, August 7, 2014 prior to the opening of the market.

RCAP will host an earnings conference call reviewing these results and its operations beginning at 1:00 p.m. ET on August 7, 2014. The call will be conducted by William M. Kahane, Chief Executive Officer, Michael Weil, President, Brian D. Jones, Chief Financial Officer, Brian Nygaard, Chief Operating Officer, and Larry Roth, Chief Executive Officer - Cetera Financial Group.

Preliminary operating highlights for the second quarter include:

Retail Advice Platform

o	Assets under administration for the quarter increased an estimated $5.5 billion to $204.9 billion, up 2.8% over last quarter, excluding the pending acquisitions Investor’s Capital and Strategic Capital
o	Number of financial advisors totaled 8,748, up 0.9% over last quarter excluding Investor’s Capital and Strategic Capital

Wholesale Distribution

o	Equity sales totaled $2.5 billion for the quarter, up from $1.6 billion in the first quarter of 2014; $4.1 billion for the six months ended June 30, 2014, excluding Strategic Capital
o	Launched two new direct investment programs during the second quarter including one New York City REIT and one oil and natural gas program, bringing total new programs launched in 2014 to three, excluding Strategic Capital
o	Currently offering 16 direct investment programs, with an additional five offerings in the pipeline, including Strategic Capital
o	Currently distributing programs through over 270 broker dealers & over 1,350 selling agreements

Investment Banking and Capital Markets

o	Transaction-based investment banking revenues totaled $23 million, or $55 million for the six months ended June 30, 2014.
o	Transaction management revenues totaled $11.4 million, up 39% over last quarter
o	Transfer agent revenues totaled $7.0 million, up 105% over last quarter

As of the end of the second quarter, RCAP closed on five of its previous announced acquisitions including Cetera Financial Group, First Allied Holdings, Summit Financial Services Group, J.P. Turner & Company and Hatteras Funds Group. The company expects to close on its previously announced acquisitions of Investors Capital and Strategic Capital in the third and fourth quarters 2014, respectively.

“We are pleased with our solid operating results for the second quarter 2014,” stated William M. Kahane, Chief Executive Officer of RCAP. “In addition to closing five previously announced acquisitions, operating results from each line of business increased in line with internal expectations. We look forward to reporting our full financial results for the second quarter on August 7th. We wanted to take this opportunity to provide shareholders with key operating highlights that we do not normally provide in advance of our regular quarterly earnings release.”

Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the RCAP website, www.rcscapital.com, in the “Investor Relations” section. To listen to the live call, please go to the Company’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the RCAP website.

Conference Call Details

Live Call

Participant Dial In (USA Toll Free): 1-888-317-6003

Participant International Dial In: 1-412-317-6061

Canada Toll Free: 1-866-284-3684

Participant Elite Entry Number: 1993794

Conference Replay*

US Toll Free: 1-877-344-7529

International Toll: 1-412-317-0088

Canada Toll Free: 1-855-669-9658

Conference Number: 10048924

*Available one hour after the end of the conference call through October 2, 2014 at 9:00 am E.T.

About RCAP

RCAP is an investment firm expressly focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. Following the closing of recent acquisitions of independent broker-dealers and an investment manager, RCAP is also engaged in the independent retail advice and investment management businesses. RCAP’s business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statement in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCAP’s ability to consummate our pending acquisitions of businesses and RCAP’s ability to integrate businesses acquired in recent acquisitions into RCAP’s existing businesses. Additional factors that may affect future results are contained in RCAP’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCAP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCwork tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (866) 904-2988